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                                                                    EXHIBIT 99.1

                      SUMMARY OF 2005 ANNUAL BONUS PROGRAM

      The 2005 Annual Bonus Program (the "Bonus Program") of QUALCOMM Incorporated (the "Company") rewards achievement at specified levels of financial and individual performance.

      Under the terms of the Bonus Program, each officer position has an assigned target bonus level, expressed as a percent of fiscal year end annual salary. The target bonus levels are competitive with target bonuses for similar positions reported in independent, third-party published surveys used by the Company's Compensation Committee. Depending on corporate and business unit financial performance and individual performance, each officer may earn between 0 and 2.5x of the target bonus. Two components comprise the fundamental design of the Bonus Program:

      - Financial Performance of the Company or the Company and relevant business unit, as appropriate. Financial performance includes both revenue and Earnings Before Tax (EBT), with greater emphasis placed on EBT. The level of performance, upon which the bonus award is based, is determined from the ratio of fiscal year-end revenue and EBT compared to the planned revenue and EBT budgets reviewed by the Board of Directors at the beginning of the fiscal year.

      - Individual & Organizational Performance. This discretionary component enables the Committee, and the CEO for executive officers other than the CEO, to award a portion of the annual bonus based on each officer's performance and contribution to the Company during the fiscal year.

      The Committee's approval of the terms of the Bonus Program shall not be deemed to create an enforceable agreement between the Company and any employee or executive officer, and the Committee retains discretion to reduce or refuse to authorize any awards under the Bonus Program despite attainment of any specific objectives. No rights to any awards shall be deemed to exist unless and until the Committee or, with respect to non-executive officers, the Company, authorizes payment of any awards under the Bonus Program following the completion of any fiscal year measurement periods.